                                Exhibit 10.20 (a)

                          UNIROCK MANAGEMENT CORPORATION
                         1228 FIFTEENTH STREET at LARIMER
                                    SUITE 201
                             DENVER, COLORADO  80202
                                 (303) 623-4500
                               FAX (303) 623-9006


October 27, 1995



Mr. Rodney P. Jenks
Vice President & General Counsel
Hexcel Corporation
5794 West Las Positas Blvd.
Pleasanton, California 94588

Dear Rod:

     This is to confirm my conversations with you, John Lee, Bob Petrisko and Claude Genin concerning UniRock Management Corporation ("UniRock") providing consulting assistance to Hexcel Corporation ("Hexcel") relating to the continuing Northrop Grumman relationship, the evaluation of a possible transaction relating to Ciba's Brochier - Decines fabric operations and other matters as agreed between management of Hexcel and UniRock. On the Northrop Grumman matter, UniRock's primary contact will be Bob Petrisko, and on the fabrics matter, Claude Genin; contacts on other matters will be determined upon agreement of scope of work. We are aware that this arrangement has been confirmed with Messrs. Langerman and Geller, as well.

     UniRock will provide these services under a monthly retainer of $15,000, commencing with the month of October, 1995. UniRock principals will track their hours at their standard hourly rates:

               Franklin S. Wimer        $350
               Scott H. Maierhofer      $275
               Laurel W. Kenny          $175

     The first month of the retainer, October, is intended to cover work done during that month, as well as work done earlier on the Northrop Grumman matter but not yet compensated, including telephone conferences and a visit by Frank Wimer to Pleasanton in late September to participate in a major meeting between Hexcel and Northrop Grumman.

     We will track hourly billing against the retainer. For the months of November and December, to the extent that the amount of UniRock principal's hours at the above rates cumulatively either exceeds or falls short of the retainer for those months, we agree to revisit the issue of the amount of the retainer after the first of the year.

     The retainer will be paid monthly in advance (we will send Hexcel a monthly invoice). Out of pocket expenses and hourly fees in excess of retainer will be billed on a monthly basis in arrears. An hourly reconciliation of UniRock's time will be directed to Bob Petrisko's attention monthly, regardless of the designated contact. Hexcel will make available where possible the services of its travel department to make arrangements for travel by UniRock employees.

     Hexcel will furnish UniRock with such information as UniRock believes appropriate to its assignments (all such information so furnished being the "Information"). Hexcel recognizes and confirms that UniRock (i) will use and rely primarily on the Information and on information available from primarily generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (iii) will not make an appraisal of any assets or liabilities of Hexcel. The obligations of UniRock to keep the Information confidential shall be the same as that of any senior officer of Hexcel.

     Hexcel shall indemnify UniRock to the fullest extent permitted for the indemnification of agents of Hexcel under the General Corporation law of the State of Delaware and Hexcel's Certificate of Incorporation, subject however, to such limitations as are contained in such law or Certificate of Incorporation.

     UniRock shall act as an independent contractor, and any duties of UniRock arising out of its engagement pursuant to this letter agreement shall be owed solely to Hexcel and not to any holder of Hexcel's securities.

     The retainer arrangement may be canceled by either party on 30 days' notice. Notwithstanding any termination of this letter agreement, the obligations of Hexcel to compensate UniRock, the provisions relating to indemnification and the status of UniRock as an independent contractor, will survive such termination.

     This letter agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     If this represents our understanding, please acknowledge that in the space provided below.

Sincerely,

/s/ FRANKLIN S. WIMER

Franklin S. Wimer
President

/ck


Agreed and Acknowledged this
27th day of October, 1995.


/s/ RODNEY P. JENKS
- --------------------------
Rodney P. Jenks